EXHIBIT 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth, Fidelity Growth & Income Portfolio, and Fidelity OTC Portfolio of our reports dated September 9, 1998 on the financial statements and financial highlights included in the July 31, 1998 Annual Reports to Shareholders.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 23, 1998